EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Wonhe High-Tech International, Inc.

A signed original of this written statement required by Section 906 has been provided to Wonhe High-Tech International, Inc. and will be retained by Wonhe High-Tech International, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

April 14, 2016	/s/ Nanfang Tong
Nanfang Tong (Chief Executive Officer)

April 14, 2016	/s/ Jingwu Li
Jingwu Li (Chief Financial Officer)